NYSE Euronext Launches Statutory Buy-Out Procedure for Remaining Euronext N.V. Shares

     June 6, 2007 -- Euronext N.V. announced that today its majority shareholder, NYSE Euronext (Holding) N.V., a wholly owned subsidiary of NYSE Euronext (NYX), has commenced the statutory buy-out procedure under Dutch law. The requisite writ of summons was issued by a bailiff upon the remaining minority shareholders of Euronext

N.	V. These shareholders jointly hold approximately 2% of Euronext’s shares of Euronext

N.	V. The price suggested in the writ of summons, to be determined by the Enterprise

Chamber of the Amsterdam Court of Appeals - the Ondernemingskamer, is Eur 94.05 per share.

     This amount is equal to the cash equivalent of the unconditional principal offer consideration on 4 April 2007, the day of payment under the offer for the shares of Euronext N.V. made by NYSE Euronext (through NYSE Euronext (Holding) N.V.) and the first quotation of the NYSE Euronext common stock with a closing price on that day of Eur 74.21 (0.98 x Eur 74.21 + Eur 21.32 = Eur 94.05).

     Trading of Euronext (NXT) shares on Euronext markets has been suspended due to the fact that this information was announced during market hours. Trading of NYSE Euronext (NYX) shares are not affected in Europe and U.S. markets.

About NYSE Euronext

NYSE Euronext, a holding company created by the combination of NYSE Group, Inc. and Euronext N.V., commenced trading on April 4, 2007. NYSE Euronext (NYSE Euronext: NYX) operates the world’s largest and most liquid exchange group and offers the most diverse array of financial products and services. NYSE Euronext, which brings together six cash equities exchanges in five countries and six derivatives exchanges in six countries, is a world leader for listings, trading in cash equities, equity and interest rate derivatives, bonds and the distribution of market data. Representing a combined $28.5 trillion/€21.5 trillion total market capitalization of listed companies and average daily trading value of approximately $123.4 billion/€92.4 billion (as of March 31, 2007), NYSE Euronext seeks to provide the highest standards of market quality and integrity, innovative products and services to investors, issuers, and all users of its markets.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYSE Euronext’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYSE Euronext’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYSE Euronext’s results to differ materially from current expectations include, but are not limited to: NYSE Euronext’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Euronext Registration Statement (document de base) filed with the French Autorité des Marchés Financiers (Registered on November 30, 2006 under No. 06-0184), 2006 Annual Report on Form 10-K, as amended, and other periodic reports filed with the U.S. Securities and Exchange Commission or the French Autorité des Marchés Financiers. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Euronext that the projections will prove to be correct. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein.